For Immediate Release

May 5, 2010

First Century Bankshares, Inc.

Reports 2010 First Quarter Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS), announced earnings of $421,000 for the three-month period ending March 31, 2010. This represents a decrease of approximately 41.5% from the $720,000 earned during the same period in 2009. On a per share basis, net income decreased to $0.22 per diluted share for the three-month period ended March 31, 2010, compared to $0.38 per diluted share for the same period in 2009.

Net interest income, for the three-month period ended March 31, 2010 was $3,511,000, a decrease of $177,000, or 4.8%, as compared to $3,688,000 for the first quarter of 2009. This decrease was primarily the result of reduced interest income in excess of the reductions seen in interest expense due to lower loan demand and the impact of an extended lower interest rate environment on the short term nature of the Company's balance sheet. Net interest margins for the three months ended March 31, 2010 and 2009 were 3.38% and 3.44%, respectively.

Noninterest income, exclusive of securities gains and losses, was $1,198,000 for the three-month period ended March 31, 2010 and represented an increase of $162,000, or 15.6%, compared to $1,036,000 for the same period in 2009. Increases were seen in all areas of noninterest income, reflecting pricing adjustments for deposit services, additional assets under management enhancing fiduciary fees, and higher fee income from mortgage loan originations. Management expects mortgage originations to decrease in the future as most customers have refinanced their mortgages at the current lower rates.

Noninterest expense of $3,616,000 for the quarter ended March 31, 2010 represented an increase of $76,000, or 2.1%, from $3,540,000 for the same period in 2009. Personnel expense decreased $108,000, or 6.0%, due to recent efforts to reduce staffing levels through this economic downturn. This reduction, however, was more than offset by higher loan collection expenses, data processing expenses and FDIC insurance assessments.

The provision for loan losses was $492,000 for the three months ended March 31, 2010. This was an increase of $357,000 compared to the provision of $135,000 for the same period in 2009. Net charge-offs were $42,000 for the quarter ended March 31, 2010, compared to $25,000 for the quarter ended March 31, 2009. Additional provisions of $450,000 were made in the first quarter of 2010, when compared to the additions made in the first quarter of 2009 of $110,000. The increase for 2010 includes specific reserves of $325,000 for two commercial loan relationships placed in nonaccrual status during the quarter.

Earnings through March 31, 2010 and March 31, 2009, reflect an annualized return on average assets (ROAA) of 0.40% and 0.67%, respectively. Also, these earnings reflect an annualized return on average equity (ROAE) of 4.23% and 6.91% for the periods ending March 31, 2010 and 2009, respectively. Dividends for the first quarter of 2010 were $0.15 per share, compared to $0.27 per share for the first quarter of 2009, a reduction of 44.4%.

Total assets at March 31, 2010 were $420,029,000 as compared to $408,387,000 at December 31, 2009, or an increase of $11,642,000, or 2.9%. The loan portfolio decreased 1.3% during this period to $282,699,000 at March 31, 2010, from $286,366,000 at December 31, 2009, reflecting the minimal loan demand, other than refinances, experienced during the quarter. The investment portfolio increased approximately $7,832,000, or 9.6%, during this same period utilizing excess liquidity.

Total deposits increased by $8,177,000 to $358,497,000 at March 31, 2010 from $350,320,000 at December 31, 2009. Noninterest-bearing deposits increased by $6,387,000, or 14.0%, which is a normal fluctuation with some larger commercial customers. Interest-bearing deposits increased $1,790,000, or 0.6%, during this same period.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, were $13,583,000 at March 31, 2010, and $11,808,000 at December 31, 2009. As a percentage of total assets, nonperforming assets increased from 2.9% at December 31, 2009 to 3.2% at March 31, 2010. With the additional provision previously mentioned, the allowance for loan losses as a percentage of total loans increased from 1.51% at December 31, 2009, to 1.69% at March 31, 2010. At March 31, 2010, impaired loans totaling $2,527,000 had specific reserves of $598,000. Additionally, $6,300,000 of impaired loans were recorded with no specific reserves.

The increase in nonperforming assets during the first quarter of 2010 was primarily the result of the deterioration of two commercial loan relationships. One relationship of approximately $710,000 in the medical services industry was allocated specific impairment reserves of $284,000. The other relationship is a commercial real estate project of approximately $676,000 which required no specific impairment reserve.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release may contain certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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